JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com News release: IMMEDIATE RELEASE Investor Contact: Mikael Grubb Media Contact: Joseph Evangelisti 212-270-2479 212-270-7438 JPMorgan Chase Elects Alicia Boler Davis to its Board of Directors New York, January 17, 2023 – JPMorgan Chase (NYSE: JPM) announced today that Alicia Boler Davis, 53, has been elected as a director of the company, effective March 20, 2023. Ms. Davis serves as Chief Executive Officer of Alto Pharmacy. Prior to Alto, she was Senior Vice President of Global Customer Fulfillment and was a member of the Senior Team (S-Team) at Amazon. She also led Amazon’s worldwide network of customer service operations, robotics and technology, as well as the company’s sustainability, product assurance, real estate, construction, and procurement organizations. Prior to her roles at Amazon, she spent nearly 25 years at General Motors where she became Executive Vice President of Global Manufacturing and Labor Relations. Among other awards and accolades, in 2018 Ms. Davis was named one of The Most Powerful Female Engineers by Business Insider, Black Engineer of the Year by Career Communications Group, and in 2020 and 2021 she was named one of Fortune’s Most Powerful Women. “Alicia Boler Davis has deep experience in leading complex, global businesses, and she has consistently demonstrated passion for customers and employees. Alicia will add great value to our company, and we are fortunate to attract her as a director to the firm. Along with my fellow directors and leadership team, we are looking forward to working with and learning from her,” said Jamie Dimon, Chairman and CEO of JPMorgan Chase. “I am excited to join this talented and diverse board and group of leaders at JPMorgan Chase, one of the most influential companies in the world today. I look forward to bringing my expertise and experience as the firm continues to make significant investments and find innovative ways to better serve its customers, employees, and communities,” said Ms. Davis. JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.7 trillion in assets and $292 billion in stockholders’ equity as of December 31, 2022. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com. ###